INVESTMENT ADVISORY AGREEMENT

     This Agreement is made and entered into this 17th day of February, 2006, by and between the CM Advisers Family of Funds, a Delaware statutory trust (the "Trust") on behalf of the CM Advisers Fixed Income Fund, a series of shares of the Trust (the "Fund"), and Van Den Berg Management, Inc. d/b/a CM Fund Advisers, a California corporation (hereinafter referred to as "Adviser").

     WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust has designated the Fund as a series of interests in the Trust; and

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and engages in the business of asset management; and

     WHEREAS, the Trust desires to retain the Adviser to render certain investment management services to the Fund, and the Adviser is willing to render such services;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.   Obligations of Investment Adviser

          (a) Services. The Adviser agrees to perform the following services (the "Services") for the Trust:

               (1) manage the investment and reinvestment of the assets of the Fund;

               (2) continuously review, supervise, and administer the investment program of the Fund;

               (3) determine, in its discretion, the securities to be purchased, retained, or sold (and implement those decisions) with respect to the Fund;

               (4) provide the Trust and the Fund with records concerning the Adviser's activities under this Agreement which the Trust and the Fund are required to maintain;

               (5) render regular reports to the Trust's trustees and officers concerning the Adviser's discharge of the foregoing responsibilities; and

               (6) perform such other services as agreed by the Advisor and the Trust from time to time.

     The Adviser shall discharge the foregoing responsibilities subject to the control of the trustees and officers of the Trust and in compliance with
     (i) such policies as the trustees may from time to time establish; (ii) the Fund's objectives, policies, and limitations as set forth in its prospectus (the "Prospectus") and statement of additional information (the "Statement of Additional Information"), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers, or employees of the Adviser or through such other parties as the Adviser may determine from time to time.

          (b) Expenses and Personnel. The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment, and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its officers, directors, and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, the Trust shall pay all costs and expenses in connection with its operation.

          (c) Books and Records. All books and records prepared and maintained by the Adviser for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Adviser shall surrender to the Trust and the Fund such of the books and records so requested.

     2. Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution, and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice, and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term. The Adviser will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

     3. Compensation of the Adviser. The Fund will pay to the Adviser an investment advisory fee (the "Fee") equal to an annualized rate of 0.50% of the average daily net assets of the Fund. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Prospectus and/or Statement of Additional Information, and shall be paid to the Adviser by the Fund within five days after such calculation.

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

     4. Status of Investment Adviser. The services of the Adviser to the Trust and the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its Services to the Trust and the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser, who may also be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     5. Permissible Interests. Trustees, agents, and stockholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Adviser are or may be interested in the Trust as trustees, stockholders, or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

     6. Limits of Liability; Indemnification. The Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for Services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith, or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Act or the Securities Act of 1933 (the "1933 Act"), except for information supplied by the Adviser for inclusion therein. The Trust agrees to indemnify the Adviser to the full extent permitted by the Trust's Declaration of Trust.

     7. Term. This Agreement shall be effective upon the date the Fund commences operations (the "Effective Date"). This Agreement shall remain in effect for an initial term of two years from the Effective Date, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

          (a) the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days' written notice of a decision to terminate this Agreement by (i) the Trust's trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

          (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder);

          (c) the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days' written notice to the Trust and the Fund; and

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

          (d) the terms of Paragraph 6 of this Agreement shall survive the termination of this Agreement.

     8. Amendments. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust's outstanding voting securities.

     9. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware without regard to the principles of the conflict of laws or the choice of laws.

     10. Representations and Warranties.

          (a) Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Trust as follows: (i) the Adviser is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser with the Securities and Exchange Commission under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

          (b) Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Adviser as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms;
     (ii) the Trust is (or will be) registered as an investment company with the Securities and Exchange Commission under the Act; (iii) shares of each Fund are (or will be) registered for offer and sale to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

     11. Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Fund. Without limiting the foregoing: (a) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

     12. Use of Names. The Trust acknowledges that all rights to the name "CM Advisers" belongs to the Adviser, and that the Trust is being granted a limited license to use such words in its name, the name of its series, and the name of its classes of shares.

     13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

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

     14. Notice. Notices of any kind to be given to the Trust hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the CM Advisers Family of Funds at 805 Las Cimas Parkway, Suite 430, Austin, Texas 78746, with a copy to The Nottingham Company at 116 South Franklin Street, Post Office Box 69, Rocky Mount, NC 27802-0069, Attention: Frank P. Meadows or to such other address or to such individual as shall be so specified by the Trust to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to CM Fund Advisers at 805 Las Cimas Parkway, Suite 430, Austin, Texas 78746,
Attention: Arnold Van Den Berg, or at such other address or to such individual as shall be so specified by the Adviser to the Trust. Notices shall be deemed received when delivered in person or within four (4) days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or upon receipt of proof of delivery when sent by overnight mail or overnight courier, addressed as stated above.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.


CM ADVISERS FAMILY OF FUNDS                        VAN DEN BERG MANAGEMENT, INC.
                                                   D/B/A CM FUND ADVISERS

/s/ Arnold Van Den Berg                            /s/ Arnold Van Den Berg
___________________________                        _____________________________
By:      Arnold Van Den Berg                       By:      Arnold Van Den Berg
Title:   Trustee and President                     Title:   President


ATTEST:                                            ATTEST:

/s/ Janice C. Alvarez                              /s/ Janice C. Alvarez
___________________________                        _____________________________
By: Janice C. Alvarez                              By: Janice C. Alvarez
Title: Notary Public                               Title: Notary Public


[Seal]                                             [Corporate Seal]



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